Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Alven Weil
Premier, Inc.
704.816.5797

Premier, Inc. appoints two new members to its board of directors

CHARLOTTE, N.C. (October 18, 2013) —Premier, Inc. (NASDAQ:PINC) today announced the appointment of Ellen C. Wolf and Stephen R. D’Arcy to its board of directors, effective October 11 and October 18, 2013, respectively.

“Ellen and Stephen bring valuable knowledge and expertise to Premier,” said board chairman Richard J. Statuto, president and CEO of Bon Secours Health System, Inc. “It is a true privilege to have them as independent directors on Premier’s board and we look forward to their guidance in helping Premier transform the industry to deliver higher quality, more cost-effective healthcare.”

Wolf most recently served as the senior vice president and chief financial officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, from 2006 to 2013. Previously she served as senior vice president and CFO of USEC, Inc. and as vice president and CFO of American Water. Wolf currently serves as a member of the boards of directors for Airgas, Inc. and the Philadelphia Zoo.

D’Arcy has served as a partner of Quantum Group, LLC, an investment and consulting firm, since 2010. Previously, he worked for PricewaterhouseCoopers, LLP for 34 years, serving most recently as Global Automotive Leader. He also served on the board of directors for Vanguard Health Systems, Inc. He currently serves on the board of directors of Penske Corporation and the executive committee for Michigan Economic Development Corporation. He also served as non-executive chairman of the board of trustees for the Detroit Medical Center.

Premier’s board now consists of 16 directors representing 10 of the company’s member-owner health systems, five independent directors, and Premier’s President and CEO Susan DeVore.

About Premier, Inc., Malcolm Baldrige National Quality Award recipient

Premier, Inc. (NASDAQ:PINC) is a leading healthcare improvement company, uniting more than 2,900 U.S. hospitals and nearly 100,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. www.premierinc.com.